As Filed with Securities and Exchange Commission on February 1, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECOLAND INTERNATIONAL, INC.
(Exact name of the registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	700 (Primary Standard Industrial Classification Code Number)	20-3061959 (I.R.S. Employer Identification No.)

4425 Ventura Canyon Avenue, Suite 105 Sherman Oaks, California 91423 (310) 281 2571 (Address and telephone number of principal executive offices)	4425 Ventura Canyon Avenue, Suite 105 Sherman Oaks, California 91423 (Address of principal place of business or intended principal place of business)

David Wallace 4425 Ventura Canyon Avenue, Suite 105 Sherman Oaks, California 91423 (310) 281 2571 (Name, address and telephone number of agent for service)	With a Copy to: Norman T. Reynolds, Esq. Glast, Phillips & Murray, P.C. 815 Walker Street, Suite 1250 Houston, Texas 77002 (713) 237-3135 (Office) (713) 237-3202 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	4,650,000	$0.02	$93,000	$107.00
Total Registration Fee				$107.00

(1)	Represents shares of our common stock, par value $0.001 per share, held by the selling stockholders.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2007

Ecoland International, Inc.

Resale of 4,650,000 Shares of Common Stock

We are registering 4,650,000 shares of our common stock, par value $0.001 per share, for resale by the selling stockholders identified in this prospectus. The shares were issued in a private placement of our common stock.

Please refer to “Selling Stockholders” beginning on page 32 of this prospectus.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, we will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

The selling stockholders are offering these shares of our common stock. We do not know when or if the selling stockholders intend to sell the shares covered by this prospectus or what the price, terms or conditions of any sales will be. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

The selling stockholders and intermediaries through whom such securities may be sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

The shares of our common stock are not currently listed for sale on any exchange, although we do plan to have our shares quoted for sale on the OTC Bulletin Board after the effective date of this prospectus. However, there can be no assurance that we will be successful in having our shares quoted for sale on the OTC Bulletin Board or on any other publicly traded market.

THE SECURITIES OFFERD HERBY INVOLVE A HIGH DEGREE OF RISK.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________, 2007.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding Ecoland International, Inc., the risks of purchasing our common stock discussed under “Risk Factors,“ and our financial statements and the accompanying notes. Throughout this prospectus references to “Ecoland,” “we,” “us” and “our” refer to Ecoland International, Inc., a Nevada corporation, unless otherwise specified or the context otherwise requires.

General

We were incorporated in Nevada on June 24, 2005 as Guano Distributors, Inc. We changed our name to Ecoland International, Inc. on June 28, 2006. Ecoland has acquired a non-exclusive distribution agreement from Sociaf, LDA, an Angolan company, for the right to distribute Sociaf’s dry bar cave bat guano in the continental United States, Europe, Asia and the Middle East which we believe to be a superior type of bat guano fertilizer. Dry bar cave bat guano exists in limited supplies worldwide. Sociaf has a license form the Angolan government to an estimated 350,000 tons of bat guano reserves in 54 caves that make up the properties in which the distribution rights are held which has an estimated value in today’s market of over $2 billion. Our distribution rights have a lifespan of three years beginning May 11, 2005, and are renewable.

For the fiscal year ended May 31, 2006, we generated revenues of $10,461 and incurred a net loss of $88,433. In addition, for the six months ended November 30, 2006, we incurred a net loss of $67,896 on sales of $14,040. As a result, our auditors in their report on our financials for the fiscal year ended May 31, 2006 and the six month period ended November 30, 2006, have expressed substantial doubt about our ability to continue as a going concern.

Our principal executive office is located at 4425 Ventura Canyon Avenue, Suite 105, Sherman Oaks, California 91423. Our telephone number is (310) 281 2571.

Transaction Relating to this Offering

This prospectus relates to the resale of up to 4,650,000 shares of our common stock that have been issued in connection with a private placement of our common stock in April and May 2006 to 47 purchasers. See “Description of Business - Private Placements.”

The Offering

Common stock offered by selling stockholders	Up to 4,650,000 shares or approximately 10.2 percent of the total issued and outstanding shares of our common stock.

Common stock to be outstanding after the offering	Up to 40,000,000 shares. This number represents approximately 89.8 percent of our current outstanding common stock.

Use of proceeds	We will not receive any proceeds from the sale of our common stock.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Bulletin Board symbol
The shares of our common stock are not currently listed for sale on any exchange. We plan to have our shares quoted for sale on the OTC Bulletin Board after the effective date of this prospectus. However, there can be no assurance that we will be successful in having our shares quoted for sale on the OTC Bulletin Board or on any other publicly traded market.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The statements of operations data from inception on June 24 2005 through the year ended May 31, 2006 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended November 30, 2006 and 2005 and the balance sheet data as of November 30, 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, and, in the opinion of management, have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly in all material respects the information included in those statements. Our results of operations for the six months ended November 30, 2006 may not be indicative of results that may be expected for the fiscal year ending May 31, 2007. The data presented below have been derived from consolidated financial statements that have been prepared in accordance with generally accepted accounting principles and should be read in conjunction with our consolidated financial statements, including the notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis or Plan of Operation” in this prospectus.

	(Audited)
	Year Ended		Six Months Ended
	May 31,		November 30,
	2006	2005	2006 (Audited)	2005 (Unaudited)
Revenue	$10,461	$0	$14,040	$5,231

Costs and expenses:
Cost of revenue	21,057	0	3,025	10,528
General and administrative expenses	76,481	29,127	74,503	44,562
Depreciation and amortization	109	0	217	54
Total costs and expenses	76,590	29,127	74,720	55,144
Operating (loss) income	(87,186)	(29,127)	(63,705)	(49,913)
Other (income) and expenses	(1,247)	0	(4,191)	0
(Loss) income before income tax provision	(88,433)	(29,127)	(67,896)	(49,913)
Income tax provision	0	0	0	0
Net (loss) income	$(88,433)	$(29,127)	$(67,896)	$(49,913)
Basic net (loss) income per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Diluted net (loss) income per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Shares used in net (loss) income per share calculation:
Basic	44,650,000	44,650,000	44,650,000	44,650,000
Diluted

	As of May 31,	As of November 30,
	2006 (Audited)	2006 (Audited)
Balance sheet data:
Cash and cash equivalents	$38,835	$3,828
Working capital	48,928	3,973
Total assets	50,344	5,172
Total liabilities	54,889	57,613
Total stockholders’ equity	$(4,545)	$(52,441)

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to Our Business

We have incurred significant losses to date and expect to continue to incur losses.

During the fiscal year ended May 31, 2006, we incurred net losses of approximately $88,433. In addition, for the six months ended November 30, 2006, we incurred a net loss of $67,896. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our auditors have issued a going concern opinion, which may make it more difficult for us to raise capital.

Our auditors have included a going concern opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

If we are unable to obtain additional funding, we may have to reduce our business operations.

We will likely be required to raise additional funds. We anticipate that the funds already received will be sufficient to satisfy our operations for the next 12 months. Nevertheless, if our marketing campaign is not successful in promoting sales of our products, we will be required to seek additional financing. We will also require additional financing to expand into other markets and further develop our products. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to expand our business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Our limited operating history makes it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects. We believe that the factors that influence this variability of quarterly results include the level of consumer acceptance of our products, general economic and industry conditions that affect consumer spending, the timing of placement or cancellation of customer orders and the timing of expenditures in anticipation of increased sales and actions of competitors. Accordingly, a comparison of our results of operations from period to period is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance.

We are a development stage company and have no assurance of profitability.

We are a development stage company that has to date principally been engaged in the logistics involved in implementing our business plan, arranging for the necessary working capital and setting up preliminary operations in Angola and South Africa.

We have reported limited revenues and have incurred losses since our inception. We expect to incur operating losses during for the foreseeable future. There can be no assurance that we will ever achieve profitability.

Need for additional funds; ability to continue as a going concern.

The absence of a long term financing arrangement could possibly limit our ability to continue as a going concern. Our continuation as a going concern is dependent, in part, upon obtaining adequate financing, of at least $100,000. Without such an equity infusion, we will be forced to substantially reduce operations. We have no commitment from others to provide financing and there can be no assurance that such financing will be available, if needed, or that its terms will be favorable or acceptable to us.

Dependence on key personnel; need for additional personnel.

We are highly dependent upon the efforts of David Wallace, our chief executive officer, chief financial officer and sole director. See, “Management in this prospectus. The loss of the services of Mr. Wallace could impede the achievement of development and commercialization of the bat guano fertilizer operations. We do not have key man life insurance on the life of Mr. Wallace.

We have limited resources to market our products.

Due to our limited resources, the execution of our business model and sales and marketing of our products has been limited to date. If we are unable to successfully execute our marketing plans with limited resources, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly-held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors’ and officers’ liability insurance coverage and other indemnification arrangements. We currently carry limited directors’ and officers’ liability insurance. Directors’ and officers’ liability insurance has recently become much more expensive and difficult to obtain. If we are unable to continue or provide directors’ and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officers’ liability insurance coverage or to companies that have revenues or have received greater funding to date which can offer greater compensation packages. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Legislative actions and potential new accounting pronouncements are likely to impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes. Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under U.S. generally accepted accounting principles, and adversely affect our operating results.

Continued control by our principal stockholders.

Upon completion of this offering, David Wallace and one other stockholder will continue to own or control approximately 89.8 percent of our outstanding capital stock. Accordingly, such persons will continue to control the affairs and operations of Ecoland.

Arbitrary determination of the offering price of our common stock.

The offering price of our common stock has been arbitrarily determined, based on our estimate of the price that purchasers of speculative securities would be willing to pay considering the nature and capital structure of Ecoland, the experience of our management, and the market conditions for the sale of equity securities in similar companies. The offering price of our common stock bears no necessary relationship to the assets, earnings or book value of Ecoland or any other objective standard of value.

We are authorized to issue “blank check” preferred stock which, if issued without stockholder approval, may adversely affect the rights of holders of our common stock.

Our articles of incorporation authorize the issuance of up to 50,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for Ecoland and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 500,000,000 shares of common stock, of which as of the date of this prospectus, 44,650,000 shares are issued and outstanding. As a result, we will be left with more than 455,350,000 authorized shares that remain unissued. Our board may generally issue shares of common stock, or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. We may issue a large amount of additional securities to raise capital to further our development. We may also issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with services, both in the form of stand-alone grants or under our stock plans. Such issuance of our equity securities may dilute your proportionate ownership and voting rights as our stockholders. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of our stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

The sale of shares by selling stockholders pursuant to this offering may encourage short selling and have an adverse impact on the market price of our common stock.

After the registration statement of which this prospectus forms a part is declared effective by the SEC, the selling stockholders may sell in the public market up to all of the shares of common stock being registered in this offering. That means that up to 4,650,000 shares of common stock may be sold. Without taking into account any other issuance of common stock by us in the future, the number of shares being registered in this offering represents approximately 10.2 percent of our currently issued and outstanding shares. Such sales may increase the number of our publicly traded shares, and as a result could depress the market price of our common stock. Moreover, the mere prospect of resales by the selling stockholders could depress the market price for our common stock. The significant downward pressure on our stock price caused by the sale of a significant number of shares by the selling stockholders will allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our common stock, and material amounts of short selling could further contribute to progressive price declines in our common stock.

Risks Relating to Our Stock

Our common stock will in all likelihood be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

If our shares of common stock are listed for trading on the OTC Bulletin Board, the shares will most likely be sporadically or thinly traded, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or none. This situation will be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock will likely be volatile. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock will likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price should be attributable to a number of factors. First, as noted above, the shares of our common stock will be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. Our stock price could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or risky investment due to our limited operating history, no profits to date, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price on the date of this prospectus, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock will be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our chief executive officer, David Wallace 20,000,000, possesses a substantial voting control of our voting stock. Additionally, this concentration of ownership could discourage or prevent a potential takeover of Ecoland that might otherwise result in your receiving a premium over the market price for your common stock.

Mr. Wallace owns 20,000,000 shares of our common stock, which represents 44.9% percent of our issued and outstanding common stock as of the date of this prospectus. The result of Mr. Wallace’s voting control is that he has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of Ecoland that might otherwise result in your receiving a premium over the market price for your common stock.

Our issuance of additional common stock in exchange for services or to repay debt, would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. From inception until November 30, 2006, we issued no shares for debt to reduce our debt obligations. From inception until November 30, 2006, we issued a total of 40,000,000 shares in payment for services. We may issue additional securities to pay for services and reduce debt in the future or under such other circumstances we may deem appropriate at the time. Such issuance of our equity securities may dilute your proportionate ownership and voting rights as our stockholders.

The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by Ecoland and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to Ecoland and our stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit Ecoland and our stockholders.

Anti-takeover provisions may impede the acquisition of Ecoland.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. As a result, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares.

If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. In such an event, the market liquidity for our securities could be severely and adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock will most likely be subject to the “penny stock” rules of the SEC. Further, the trading market in our common stock will most likely be limited, which will most likely make transactions in our stock cumbersome and may reduce the investment value of our stock

The SEC has adopted Rule l5g-9 which establishes the definition of a “penny stock,” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. If bid and ask price of our common stock is less than $5.00 per share, our shares will be classified as “penny stock” under the rules of the SEC. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and

•	The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and

•	States that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

The occurrence of these patterns or practices could increase the volatility of our share price. Although we do not expect to be in a position to dictate the behavior of the market or broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, we make a number of statements, referred to as “forward-looking statements” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances.

You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions. When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Ecoland, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

•	Whether or not markets for our products develop and, if they do develop, the pace at which they develop;

•	Our ability to attract and retain the qualified personnel to implement our growth strategies;

•	Our ability to fund our short-term and long-term financing needs;

•	Competitive factors;

•	General economic conditions;

•	Changes in our business plan and corporate strategies; and

•	Other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning Ecoland and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock described in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, the shares of our common stock are not quoted for sale on any public market. We currently have 44,650,000 shares of our common stock issued and outstanding, which are held of record and beneficially owned by 49 persons.

As for our shares which we have agreed to register for resale by means of this prospectus and our shares which may be sold subject to the provisions of Rule 144 under the Securities Act, please see “Selling Stockholders” and “Shares Available for Future Sale.”

We have not paid or declared any dividends on our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and other facts as our board of directors may then deem appropriate.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans as of the date of this prospectus.

DESCRIPTION OF BUSINESS

Company Overview

We were incorporated in Nevada on June 24, 2005 as Guano Distributors, Inc. We changed our name to Ecoland International, Inc. on June 28, 2006. Ecoland has acquired a non-exclusive distribution agreement from Sociaf, LDA, an Angolan company, for the right to distribute Sociaf’s dry bar cave bat guano in the continental United States, Europe, Asia and the Middle East which we believe to be a superior type of bat guano fertilizer. Dry bar cave bat guano exists in limited supplies worldwide. Sociaf has a license form the Angolan government to an estimated 350,000 tons of bat guano reserves in 54 caves that make up the properties in which the distribution rights are held which has an estimated value in today’s market of over $2 billion. Our distribution rights have a lifespan of three years beginning May 11, 2005, and are renewable.

Sociaf, which was established in 1989, has conducted limited operations in Angola since its inception, mostly selling guano regionally in Angola. Sociaf has had difficulty in developing any significant market for its guano reserves due to a lack of capital, management expertise and the very restrictive business environment in which it operated. Consequently, in 2002, Derek Coburn and David Wallace, our chief executive officer, chief financial officer and director, were invited by the controlling owners of Sociaf to provide consulting services for the purpose of overcoming the many obstacles in the business environment in Angola, and to help expand the business. In August 2003, Messrs. Coburn and Wallace completed a business plan that involved practical implementation of selling guano into the South African market.

We intend to hand-pick, process, package and market our guano reserves worldwide. The logistics of distribution have also been pre-arranged, with the bat guano being trucked to local shipping ports in Angola, and shipped worldwide via the many cargo ships that leave the country empty every day.

History of Guano

The word guano originated from the Quichua language of the Inca civilization, and its literal translation is “the droppings of sea birds.” It is actually a misnomer to refer to bat dung as guano, but the use of guano to describe the nutrient rich dung of bats that collects on the floor of caves, has become accepted worldwide.

The most famous guano was that used by the Inca. The guano would collect on the rainless islands off the coast of Peru. Atmospheric conditions in the region insured a minimal loss of nutrients. Very little leaching of the valuable material, and minimal loss of the nitrogenous matter found in guano, made these Peruvian reserves special. The Inca would actually guard and regulate their treasured soil enrichment ingredient. Access to the guano deposits was restricted to only the chosen caretakers. Disrupting the “rookeries” could result in punishment by death.

Guano was considered the premier fertilizer in the United States during the 19th Century due to its high concentration of organic matter and nutrients. During the peak of the guano era, drastic steps were taken to maintain a supply for U.S. farmers. On August 18, 1856, Congress passed an act to authorize that “protection be given to citizens of the United States who may discover guano, under which any citizen of the United States was authorized to take possession of and occupy any unclaimed island, rock or key containing guano.” This act led to many small, otherwise meaningless islands being claimed by the U.S. during this period.

Bat guano is distinct among all other organic fertilizers, as it is broken down over a process of many years by the microbial activity that is indigenous to the dark, humid environment found inside caves. This biological process results in a stable, natural, odorless fertilizer. Bat guano contains live microbial flora, which when incorporated in the soil, act on the organic matter to make nutrients available to the plants. The nutrients found in bat guano are the same that are artificially added to modern chemical fertilizer, including NPK, calcium and magnesium. An added bonus, bat guano also contains other beneficial trace elements.

With the expansion of organic farming, and the increased demand for organically grown fruits and vegetables from consumers in South Africa, Europe and the United States, bat guano fertilizer is once again becoming a valuable commodity. We believe the bat guano found on the Sociaf properties in Angola is some of the best “dry bar cave” bat guano in the world. It is considered a slow release fertilizer as well, which saves valuable time and money for farmers, since the use of it helps avoid multiple fertilizer applications. It was in fact tested for effectiveness against modern chemical fertilizers, and was found to be equally effective in providing the necessary nutrients to soil. Bat guano is resurfacing as the most logical, effective and affordable choice for farmers that make up the rapidly growing organic market. We plan to produce a granulated, coated fertilizer under the Ecoland Guano label. Our guano will be marketed in plastic tubs of one, two and five kilograms, as well as in bags up to 25 kilograms.

Non-Exclusive Distribution Agreement

On May 11, 2005, we executed a non-exclusive distribution agreement with Sociaf LDA, whereby we acquired the right to distribute bat guano in the continental United States of America, Europe, Asia and the Middle East in excess of 350,000 tons of bat guano. The term of the agreement is from the date of execution until May 11, 2008 and is renewable subject to written approval from both parties within 30 days prior to May 11, 2008.

Sociaf, LDA will continue to own the land, machinery, licenses, product and mining rights for the bat guano. Ecoland will provide:

•	First line call support for receiving of orders and first line service calls from customers.

•	Qualified manpower, support and information to work sales representatives.

•	Letters of credit or similar financial instrument for each purchase order within seven days upon approval from Sociaf.

Bat Guano Extraction, Sterilization and Packaging

The extraction of bat guano is a simple process requiring no sophisticated mining techniques. In fact, due to local community and environmental concerns, we intend to extract the bat guano strictly by hand, utilizing the abundant, cost-effective labor work force in Angola. Extracting the bat guano on a manual basis avoids disrupting the bat’s natural environment and harming the bats in anyway, which only ensures future guano reserves. This environmentally friendly aspect of the business will be a central focus in our marketing campaign.

Laborers will retrieve and bag the natural bat guano product. While the guano will originate in Angola, we intend to process it in South Africa or another low-cost environment. The underlying reasons for this are:

•
A lack of suitable infrastructure in Angola, primarily sterilization facilities, packaging equipment and supplies, printing supplies, financial institutions for trade finance, communications equipment and processing equipment (i.e., granulation and coating equipment).

•
The cost of doing business in Angola is very high. Rent, communications logistics, expert personnel and even food are all in found in limited supply in Angola. South Africa or some other strategic, modernized country will have the necessary infrastructure and be cost effective for Ecoland to conduct operations.

•
Diversification of risk between Angola and South Africa. Although we classify the risk in Angola as medium, we would prefer to have our assets spread over two countries. Two distinct operations need to occur, extraction and then processing/marketing. Placing these two different aspects of the business separate of one another helps to ensure survival and ultimately success.

•
We intend to establish a stockpile of bat guano over our initial six months of operations. From that point forward, a strategic stockpile will always be kept in storage to cover any outstanding liabilities.

Ecoland guano will ultimately be sterilized and packaged at our yet to be located operations headquarters, and then shipped off to the several countries identified for sales and distribution of the product.

Market Analysis

Ecoland intends to target markets in South Africa, Europe, the United Kingdom and the United States. The market size for garden fertilizers in Germany, France and the U.K. is estimated to be over almost $1.93 billion per year alone.

The market for bat guano fertilizer in South Africa is a healthy one, and members of our management team have researched the commercial and organic/specialty farming sectors there now for three years. We estimate that Ecoland could sell 12,000 tons of bat guano to the commercial and specialty growers alone in South Africa. Additional guano can be sold through retail means as well. Angola has been historically limited by a lack of supply. In fact, the demand could be much greater in the commercial sector, as high as 24,000 tons by some estimates.

The estimated selling price in South Africa is R4,500 (currently, approximately $645) per ton, with cost of sales being R2,286 (currently, approximately $325). The resulting margin per ton is R2,214 (currently, approximately $320) based on the conservative, low-end estimated selling price. These numbers are for bulk deliveries of the bat guano in 25 kilogram bags. The margin improves significantly when the product is sold in 2-5 kilogram containers, such as through retail garden centers, outlets, etc.

From research performed in typical retail garden centers in South Africa, we have established that one kilogram of bat guano can sell for R52 (currently, approximately $7.40) with a cost of sales (i.e., container, label, packaging and delivery) around R4 (currently, approximately $0.60).

Bat guano fertilizer is currently sold in the United Kingdom for approximately $3.05 per kilogram, with a cost of sales of $0.80 per kilogram. This results in a margin of $2.25 per kilogram, or $1,250 per ton. These numbers result in a margin of $25,000 per 20 foot container load, a common size shipped on cargo vessels

These costs of sale estimates for regions to which shipping the product is necessary are conservative. We believe this as the largest portion of our cost is allocated to the shipping (or freight). In our preliminary discussions with Nile Dutch Shipping and Safmarine, both companies have indicated that if we were to place our shipping with them in advance, they could reduce our estimated shipping rates significantly.

The best margin is obtained for guano fertilizer sold regionally in Angola. The cost of sales for product delivered to Luanda is $0.11 per kilogram, with a current selling price of $1.14 per kilogram. This is a gross margin of 936 percent.

Our estimates call for first year sales of 3,000 tons, split between and sold in Angola, South Africa and the United Kingdom. Our business plan calls for production increasing two-fold each year for the first three years. Each year after year three we expect an estimated 20 percent growth in total tons of bat guano fertilizer sold worldwide. Once we have three years of operations, we estimate 12,000 tons of bat guano fertilizer will be sold per annum.

Opportunities; Organic Farming on the Rise

The international market for bat guano fertilizer is growing rapidly, and the markets that Ecoland is targeting all have organic farming components, and have been certifying organically grown fruits and vegetables for several years now. South Africa, Europe, the United Kingdom and the United States all have agencies that are either monitoring and/or certifying the practices of organic farmers and the use of the term organic in marketing.

Bat guano fertilizer is considered organic by agencies and farmers in all regions, and these organic farmers first and foremost require an organic means of building healthy soils. To have healthy soils, farmers must nourish the living components of their soil, i.e., the microbial inhabitants that release, transform, and transfer nutrients. Adding bat guano fertilizer to soil is one of the most effective means to achieve this result.

Organic legislation started in Europe in 1991 with EU Regulation 2092/91. The United Kingdom translated the regulation into its own national legislation the following year, known as the UK Organic Products Regulation. These legislations specify how organic food is produced, processed and packaged, to qualify for the description “organic.” Organic farming was defined as a way of growing crops without utilizing artificial pesticides or fertilizers. Unfortunately this legislation only covered crop products (fruit, vegetables, cereals) initially, but in August 1999, the EU organic regulations were extended to cover livestock production (meat, eggs, poultry and dairy products), with the U.K. following suit the same year.

The agency in the United Kingdom that certifies organically grown fruits and vegetables is the Organic Farmers & Growers (OF&G) — considered an organic certification body. The OF&G carries out the inspection and licensing of organic farming, and food processing, across the UK.

In South Africa, the Agricultural Research Council (ARC) is the government body that regulates the organic markets. South Africa has adopted policies similar to the European Union Regulation 2092/91.

The organic fruits and vegetables market in the United States has also been monitored since October 21, 2002, when the U.S.D.A. made it a federal offense to label any food product as “organic” unless it has been certified. All uses of the labeling term “organic” for food are strictly regulated in the U.S.

Organic agriculture is expanding rapidly in the United States and worldwide. Consumer interest in organically grown fruits and vegetable, as well as organically controlled food processing, continues to gather momentum. As a result, newer and better organic production and marketing systems continue to evolve, as does the demand for organic pest control systems and organic fertilizers.

Statistics

Following are some statistics regarding the organic foods market:

•
Organic foods have been a particularly bright spot on the agricultural horizon in recent years. According to industry estimates, retail sales in the United States grew from $1 billion in 1990, to $5.5 billion in 1998. Although part of a high-value niche market, organic products are no longer found exclusively at farmers’ markets or health food stores. Instead, mainstream shoppers are finding increasing numbers of organic products on supermarket shelves around the country. At the same time, demand for organic products overseas is at an all-time high, and growing. (U.S. Department of Agriculture, Foreign Agricultural Service, AgExporter, March 2000).

•
Industry observers expect demand for organic products and commodities around the world to grow for several reasons. First, core support for organics is strongest among affluent, educated, health-conscious consumers. The motivations that first drew them to organics, such as concern for the environment and their personal health, are likely to endure. Second, today’s time-pressed organic product consumers want convenience and variety. Mainstream retailers who want to meet consumers’ preference for one-stop shopping will require a steady and reliable supply of organic products. (U.S. Department of Agriculture, Foreign Agricultural Service, AgExporter, March 2000).

•
Almost one-third of the U.S. population currently buys organically grown food products. The most frequently purchased product groups are vegetables, fruits, and cereals/grains. (Hartman Group, The Organic Consumer Profile, January 2000).

Worldwide, more than seven million hectares, an area about the size of South Carolina, are now producing organic food and fiber. Farmers in 130 countries now produce organically grown food. In the United States, a mere 0.2 percent of cropland is now certified organic, but that number is growing. It must grow to keep up with the nearly 10 percent organic croplands in several European nations.

Globally, consumers now spend $22 billion a year on organic products. Organic farming is the fastest growing sector in the agricultural economy. Nearly half of the major U.S. supermarkets now carry organic products. In Japan, demand is growing by more than 20 percent a year as well. Companies from McDonald’s to Patagonia now buy at least some organic ingredients. Bat guano promises to be an integral part of this organic foods boom.

Ecoland has the opportunity to produce a low cost natural fertilizer for the domestic market in Angola, and for international markets identified in South Africa, Europe, the United Kingdom, and the United States. A salient feature of our Ecoland bat guano fertilizer is that it is 100 percent organic, and therefore ideal as a fertilizer for the burgeoning organic foods industries, worldwide. We feel we have a comprehensive, sustainable development plan that will reward the local economy and the Angolan people in the region where its guano reserves are held.

Private Placement

On May 14, 2006, we closed a private placement of 4,650,000 shares of our common stock with 47 purchasers, resulting in gross proceeds of $93,000. Thirty-four of our subscribers were non-U.S. persons. The 13 U.S. investors were composed of six accredited investors and seven non-accredited investors, as defined in the Securities Act. We entered into a registration rights agreement with the investors whereby we agreed to file with the SEC a registration statement covering the resale of all of our shares of common stock issued in the private placement. Accordingly, we have included these shares in a registration statement on Form SB-2, of which this prospectus forms a part.

Competition

The worldwide market for bat guano fertilizer is limited more by supply, than it is by demand. Bat guano is mined and sold around the world in small quantities by a variety of import/export companies. In the opinion of management, relatively little competition exists, at least in the United Kingdom and in South Africa. With the organic foods boom in all of the markets we are targeting, there appears to be an ample market for our bat guano fertilizer.

Key Personnel

Our future financial success depends to a large degree upon the personal efforts of our key personnel. In our formative period as a new enterprise, David Walker, our current chief executive officer, chief financial officer and director, has played the major role in developing our business strategy. The loss of the services of Mr. Walker could have an adverse effect on our business and our chances for profitable operations.

While we intend to employ additional management personnel in order to minimize the critical dependency upon any one person, it is possible that we will not be successful in attracting and retaining the persons needed. If we do not succeed in retaining and motivating our current employees and attracting new high quality employees, our business could be adversely affected.

Our Financial Results May Be Affected by Factors Outside of Our Control

Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our anticipated expense levels are based, in part, on our estimates of future revenues and may vary from our projections. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results, and financial condition.

We cannot predict with certainty our revenues and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance.

Employees

As of the date of this prospectus, we employed approximately three full-time employees and five part-time employees. None of these employees are currently represented by a labor union or are covered under a collective bargaining agreement. As we grow, we will need to attract an unknown number of additional qualified employees. Although we have experienced no work stoppages and believe our relationships with our employees are good, we could be unsuccessful in attracting and retaining the persons needed. We do not expect that we will have any difficulty in locating additional employees to support our growth.

Description of Property

Our administrative offices are located at 4425 Venture Cannon Avenue, Sherman Oaks, California 91423, which is owned by a part time employee. This space is being utilized on a temporary basis free of charge. There is no guarantee that this arrangement will continue. We believe that all of our facilities are adequate for our current operations. We expect that we could locate other suitable facilities at comparable rates, should we need more space.

Legal Proceedings

We are not engaged in any litigation, and we are unaware of any material claims or complaints that could result in future litigation. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

Results of Operations

Six months ended November 30, 2006 compared to the six months ended November 30, 2005.

Total revenues were $14,040 for the six months ended November 30, 2006 compared to $5,231 for the prior period. Our gross profit for the six months ended November 30, 2006 compared to 2005 increased to $11,015 from a loss of $5,784. Gross margin as a percentage of sales increased 78 percent in 2006 from 0 percent in 2005.

Total operating expenses for the six months ended November 30, 2006 compared to 2005 was $74,720.

We had an operating loss of $63,705 in 2006 compared to $44,616 for the corresponding period of 2005. Interest expense, net for the six months ended November 30, 2006 was $4,191 as compared to $623 for the same period of 2005.

Net loss for the six months ended November 30, 2006 was $67,896 compared to a net loss of $50,536 for the same period in 2005.

Year ended May 31, 2006 compared to the year ended May 31, 2005.

Revenue for the 12 months ended May 31, 2006 was $10,461 compared to $0 for the 12 months ended May 31, 2005.

Cost of revenue was $21,057 for the year ended May 31, 2006, compared to $0 cost of revenue for the year ended May 31, 2005.

General and administrative expenses were $76,590 for the 12 months ended May 31, 2006, compared to $29,127 for the 12 months ended May 31, 2005. Consulting legal and professional expenses were $25,000 for the 12 months ended May 31, 2006 compared to $0 for the 12 months ended May 31, 2005.

Liquidity and Capital Resources

Based upon our recurring losses from operations as of May 31, 2006, our current rate of cash consumption and the uncertainty of liquidity related initiatives described below, there is substantial doubt as to our ability to continue as a going concern. Therefore, we will in all likelihood, have to rely on external financing for some or all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while expanding our operations.

As of May 31, 2006, we had a deficiency in working capital of $5,961. Cash used in investing activities totaled $1,525 for the purchase of property, plant and equipment.

We believe that our current cash on hand plus income from operations will be sufficient to sustain us through the next 12 months.

Our audited financial statements have been prepared on a basis that contemplates our continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. Our audited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Capital Expenditures Commitments

As of May 31, 2006, we do not have any material capital expenditures commitments. Our capital requirements have been and will continue to be significant, our plan of operation calls for additional capital to facilitate growth and support our long-term development strategy marketing programs. It is likely that we will have to seek additional financing through future public or private sales of our securities, including equity securities. We may also seek funding for the development and marketing of our products through strategic partnerships and other arrangements with investment partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available we may be required to curtail one or more of our future programs.

We expect to incur significant capital expenses in pursuing our development strategy plans to increase sales volume, expanding our product lines and obtaining additional financing through stock offerings, or licensing agreements or other feasible financing alternatives. In order for us to continue our operations, we will require additional funds over the next twelve months. While we hope we will be able to generate funds necessary to maintain our operations, without additional funds there will be a limitation to the number of new projects that we could take on, which may have an effect on our ability to maintain our operations. Additional financing may not be available on terms favorable to us, or at all. If additional funds are not available, we may not be able to execute our business model plan or take advantage of business opportunities. Our ability to obtain such additional financing and to achieve our operating goals is uncertain. In the event that we do not obtain additional capital or are not able to increase cash flow through the increase of in revenues, there is a substantial doubt of our being able to continue as a going concern.

Going Concern

As of May 31, 2006, Ecoland had a $5,961 working capital deficit with a limited borrowing capacity. The present condition continues to create uncertainty as to Ecoland’s ability to continue as a going concern in the absence of additional capital and/or financing, particularly in light of our historic operating losses. We are currently making the following efforts to improve our overall financial condition:

•	Increasing revenues, while maintaining or improving gross margins in the process;

•	Control, and in some cases reduce, general and administrative expenses that will not impede growth; and

•	Seek additional sources of working capital through both debt and equity transactions to fund daily operations.

Specifically, we believe our hoped-for access to the capital markets will result in additional working capital that will enable us to increase revenue-generating activities, access and expertise which is typically constrained as individual private companies.

Quantitative and Qualitative Disclosure About Market Risk

We believe that we do not have any material exposure to interest or commodity risks. We are exposed to certain economic and political changes in international markets where we compete, such as inflation rates, recession, foreign ownership restrictions, and trade policies and other external factors over which we have no control.

Our financial results are quantified in U.S. dollars and a majority of our obligations and expenditures with respect to our operations are incurred in U.S. dollars. Although we do not believe we currently have any materially significant market risks relating to our operations resulting from foreign exchange rates, if we enter into financing or other business arrangements denominated in currency other than the U.S. dollars, variations in the exchange rate may give rise to foreign exchange gains or losses that may be significant.

We currently have no material long-term debt obligations. We do not use financial instruments for trading purposes and we are not a party to any leverage derivatives.

As discussed by our accountants, our revenue is currently insufficient to cover our costs and expenses. We anticipate raising any necessary capital from outside investors coupled with bank or mezzanine lenders. As of the date of this prospectus, we have not entered into any negotiations with any third parties to provide such capital.

Our independent certified public accountants have stated in their report included in our May 31, 2006, that we have incurred operating losses in the last two years, and that we are dependent upon management’s ability to develop profitable operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

Use of Estimates and Significant Risks

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Ecoland considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Accounts Receivable

The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debt charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is probable. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Allowance for doubtful accounts was $1,200 and $0 at May 31, 2006 and 2005.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line and accelerated methods based on estimated useful lives which generally range from five to seven years for equipment, 10 years for leasehold improvements, and 29 years for buildings.

Intangible Asset Valuation

Goodwill represents the excess of acquisition cost over the assigned fair value of the assets acquired, less liabilities assumed. SFAS No. 142, “Goodwill and Other Intangible Assets,” addresses financial accounting and reporting for acquired goodwill and other intangible assets. For purposes of goodwill impairment measurement, Ecoland is required to compare the fair value of the reporting unit with its carrying amount (net equity), including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. We have made this assessment and determined that no impairment to goodwill is indicated as of May 31, 2006 and 2005, and thus did not record an impairment charge for the years then ended. However, we are exposed to the possibility that changes in market conditions could result in significant impairment charges in the future.

Earnings Per Share

Basic earnings or loss per common share is computed by dividing income available to common stockholders by the weighted-average number of common stock outstanding for the period. Diluted earnings per common share, in addition to the weighted average determined for basic earnings per shares, includes potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Income Taxes

We account for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we consider all expected future events other than enactment of or changes in the tax law or rates.

Stock-Based Compensation

Ecoland has adopted Statement of Financial Accounting Standard No. 123 (“SFAS No. 123”), “Accounting for Stock Based Compensation,” and SFAS No. 148, as amended, and elected to use the intrinsic value method in accounting for its stock option plan. Accordingly, no compensation cost has been recognized in the consolidated financial statements for this plan.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are:

Name	Age	Position(s)	Position(s) Held Since
David Wallace	43	Chief Executive Officer, Chief Financial Officer and Director	September 2005

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors. The number of the directors may be fixed from time to time by resolution duly passed by our board. Our board has fixed the number of our directors at one. At present we have one director.

Each director will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office. The directors elect officers annually. There are no family relationships among the directors and officers of Ecoland.

We may employ additional management personnel, as our board of directors deems necessary. Ecoland has not identified or reached an agreement or understanding with any other individuals to serve in management positions, but does not anticipate any problem in employing qualified staff.

A description of the business experience during the past several years for Mr. Wallace is set forth below.

Mr. Wallace graduated from the University of Cape Town, South Africa, with a Bachelors of Business Science and Bachelors of Commerce. Mr. Wallace is a chartered accountant and belongs to the South African Institute Of Chartered Accountants. His experience includes trade experience from living in Hong Kong and Thailand, and he has extensive networking contacts in Asia and Russia, where he ran his own import/export company. From March 2005 to December 2006, Mr. Wallace was the Managing Director Guano Distributors (Pty) Ltd, South Africa, market development. From June 2004 until February, 28, 2005 he was a consultant to Sociaf, LDA’s export development project. From April 2004 until May 31, 2005, he was employed by Ice Blue Solutions Ltd, United Kingdom. From 1997 to March 2004, he was employed by Covco (Hong Kong) Limited, as a director.

Employment Agreements

We do not currently have employment agreements with any of our employees.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code.

We will provide to any person without charge, upon request, a copy of our code of ethics. Any such request should be directed to our corporate secretary at 4425 Ventura Canyon Avenue, Suite 105, Sherman Oaks, California 91423.

Section 16(a) Beneficial Ownership Reporting Compliance

Once this prospectus become effective, under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock will be required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons will also be required to furnish us with copies of all forms so filed.

EXECUTIVE COMPENSATION

The following table summarizes compensation information for the last two fiscal years for (i) our chief executive officer and (ii) each of our executive officers other than the chief executive officer who were serving as executive officers of Ecoland at the end of the last two fiscal years.

Summary Compensation Table

The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended May 31, 2006 and 2005 for services in all capacities rendered to us by the named executive officers.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/SARs (#)	LTIP Payouts	All Other Compensation
Robert Russell	2006	$-0-	$-0-	$-0-	-0-	-0-	$-0-	$-0-
	2005	$-0-	$-0-	$-0-	20,000,000	-0-	$-0-	$-0-

David Wallace	2006	$-0-	$-0-	$-0-	-0-	-0-	$-0-	$-0-
	2005	$-0-	$-0-	$-0-	20,000,000	-0-	$-0-	$-0-

As of the date of this prospectus, none of our executive officers receive any perquisites which exceed in value the lesser of $50,000 or 10 percent of such officer’s salary and bonus, although they may receive some perquisites in the future.

Option Grants in Last Fiscal Year

No options were granted during the fiscal year ended May 31, 2006.

Director Compensation

None of our directors received any compensation for serving in such capacity during the fiscal year ended May 31, 2006.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, information concerning ownership of our securities by:

•	Each person who owns beneficially more than five percent of the outstanding shares of our common stock;

•	Each director;

•	Each named executive officer; and

•	All directors and officers as a group.

	Common Stock Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent

Robert Russell	20,000,000	44.9%
David Wallace	20,000,000	44.9%

*	Less than one percent.
(1)
Unless otherwise indicated, the address for each of these stockholders is c/o 4425 Ventura Canyon Avenue, Suite 105, Sherman Oaks, California 91423. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of our common and preferred stock beneficially owned.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding is 44,650,000 as of the date of this prospectus.

Other than as stated herein, there are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of Ecoland International, Inc.

Other than as stated herein, there are no arrangements or understandings among members of both the former and the new control groups and their associates with respect to election of directors or other matters.

DESCRIPTION OF SECURITIES

The authorized capital stock of Ecoland consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, 44,650,000 shares of our common stock were issued and outstanding. We have not issued any shares of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding series of our preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our stockholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on the rights. The holders of our preferred stock do not have any cumulative voting rights or preemptive or subscription rights by virtue of their ownership of our preferred stock. The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock. Likewise, any issuance may have the effect of delaying, deferring or preventing a change in control of Ecoland.

Transfer Agent

The transfer agent of our common stock is Interstate Transfer Company, whose address is 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121, telephone (801) 281 9746, and facsimile (801) 281 9750.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

General

Provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of our board of directors to issue shares of our common and preferred stock and to set the voting rights, preferences, and other terms of our preferred stock without further stockholder action. These provisions could also delay or frustrate the removal of incumbent directors or the assumption of control of our board of directors by our stockholders, and may be deemed to discourage takeover attempts, mergers, tender offers, or proxy contests not first approved by our board of directors, which some stockholders may deem to be in their best interests.

Board of Directors

The business and affairs of Ecoland are managed under the direction of our board of directors, which currently consists of one member. The number of directors shall be neither more than five nor less than one. The number of directors is to be fixed by vote of the shareholders.

Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until the director’s successor shall have been elected and qualified or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Whenever the holders of any class or series of our capital stock are entitled to elect one or more directors under any resolution or resolutions of our board of directors designating a series of our preferred stock, vacancies and newly created directorships of a class or series may be filled by a majority of the directors then in office elected by the applicable class or series, by a sole remaining director so elected, or by the unanimous written consent, or the affirmative vote of a majority of the outstanding shares of the class or series entitled to elect the directors.

Subject to any rights of the holders of preferred stock to elect directors as a class, a director may be removed only for cause and only by the affirmative vote of the holders of 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Meetings of Stockholders

Except as otherwise required by law and subject to the rights of the holders of the preferred stock, special meetings of stockholders may be called only by:

•	Our president or secretary.

•	Our president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority of our voting capital stock.

Special stockholder meetings may not be called by any other person or in any other manner. Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting. Further, our bylaws provide that any action, which may be taken by the vote of the stockholders at a meeting, may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power, unless the provisions of the statutes or of the articles of incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

The next annual meeting of our stockholders will be held in 2007, on a date and at a place and time designated by our board of directors.

Limitation of Liability

Our articles of incorporation provide that any director or officer of Ecoland shall not be personally liable to us or our stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, the provision shall not eliminate or limit the liability of a director or officer:

•	If it is proven that his act or failure to act constituted a breach of his fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, or

•	Under the Nevada Revised Statutes.

Indemnification. Our articles of incorporation provide that Ecoland shall indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by Ecoland or in its right, by reason of the fact that he is or was a director, officer, employee, or agent of Ecoland, or is or was serving at our request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if:

•
The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud, or a knowing violation of law; or

•
The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Further, our articles of incorporation permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by Ecoland or in its right, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Ecoland, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with defense or settlement of the action or suit, if:

•
The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud or a knowing violation of law; or

•	The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests.

However, we are prohibited from indemnifying any person with respect to any action, suit, or proceeding by a court of competent jurisdiction, if he has been finally adjudged to be liable to Ecoland, unless, and only to the extent that, the court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case. Our bylaws contain similar indemnification and limitation of liability provisions.

Amendment of Bylaws

Under our articles of incorporation, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of our capital stock then outstanding and entitled to vote, voting together as a single class.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation permit us to limit the liability of our directors to the fullest extent permitted under the Nevada Revised Statutes. As permitted by the Nevada Revised Statutes, our bylaws and articles of incorporation also include provisions that eliminate the personal liability of each of our officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of Ecoland. To the fullest extent allowed by the Nevada Revised Statutes, we will defend, indemnify and hold harmless our directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

The provisions of our bylaws and articles of incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our articles of incorporation or bylaws.

We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our articles of incorporation are necessary to attract and retain qualified persons for these positions. Other than as disclosed in “Description of Business - Legal Proceedings” in this prospectus, no pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate.

The number of shares of common stock which may be sold within any three-month period is limited to the greater of:

•	One percent of our then outstanding common stock, or

•	The average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.

Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate three months prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING STOCKHOLDERS

Each selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because no selling stockholder is obligated to sell its shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we can only estimate how many shares each selling stockholder will own after the offering. In this prospectus, the term “selling stockholder” includes each stockholder, and his transferees, pledgees, donees, assignees, or other successors in interest.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with its sale of shares.

All of the securities being offered by this prospectus are being offered by the selling stockholders, who may from time to time offer and sell pursuant to this prospectus up to an aggregate of 4,650,000 shares of our common stock. The selling stockholders all purchased their shares in a private placement of our common stock.

During the last five years, none of the selling stockholders has been convicted in a criminal proceeding, or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The following table sets forth, with respect to each selling stockholder:

•	The number of shares of common stock beneficially owned as of the date of this prospectus and prior to the offering contemplated hereby;

•	The maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus; and

•	The number and percentage of shares of common stock which will be owned after the offering by the selling stockholder, assuming that all of the shares offered are sold by the selling stockholder.

Name Of Stockholder	Relationship	Common Stock Owned Before the Offering	Common Stock Which May Be Offered	Common Stock Owned After the Offering	Percent of Common Stock Owned After the Offering
Adrian McIvor	Stockholder	100,000	100,000	100,000	0%
Alan Wright	Stockholder	100,000	100,000	100,000	0%
Andrea Shustarich	Stockholder	100,000	100,000	100,000	0%
Andrew Russell	Stockholder	100,000	100,000	100,000	0%
Annemarie Rogers	Stockholder	100,000	100,000	100,000	0%
Ben McCormack	Stockholder	150,000	150,000	150,000	0%
Brendan Carroll	Stockholder	100,000	100,000	100,000	0%
Bruce Feith	Stockholder	100,000	100,000	100,000	0%

Name Of Stockholder	Relationship	Common Stock Owned Before the Offering	Common Stock Which May Be Offered	Common Stock Owned After the Offering	Percent of Common Stock Owned After the Offering
Adrian McIvor	Stockholder	100,000	100,000	100,000	0%
Alan Wright	Stockholder	100,000	100,000	100,000	0%
Andrea Shustarich	Stockholder	100,000	100,000	100,000	0%
Andrew Russell	Stockholder	100,000	100,000	100,000	0%
Annemarie Rogers	Stockholder	100,000	100,000	100,000	0%
Ben McCormack	Stockholder	150,000	150,000	150,000	0%
Brendan Carroll	Stockholder	100,000	100,000	100,000	0%
Bruce Feith	Stockholder	100,000	100,000	100,000	0%
Christopher Taylor	Stockholder	100,000	100,000	100,000	0%
Ciaran Smith	Stockholder	100,000	100,000	100,000	0%
Cimmiron Capital	Stockholder	100,000	100,000	100,000	0%
Coleen McKeown	Stockholder	100,000	100,000	100,000	0%
Darren Rogers	Stockholder	100,000	100,000	100,000	0%
Dennis Rogers	Stockholder	50,000	50,000	50,000	0%
Dianne Shmit	Stockholder	100,000	100,000	100,000	0%
Dimi Dedes	Stockholder	150,000	150,000	150,000	0%
Dion Elliotte	Stockholder	50,000	50,000	50,000	0%
Dion West Elliot	Stockholder	50,000	50,000	50,000	0%
Dolares McCormack	Stockholder	100,000	100,000	100,000	0%
Donna Kelly	Stockholder	100,000	100,000	100,000	0%
Elisa Blackborough	Stockholder	100,000	100,000	100,000	0%
EuroSwiss Equities	Stockholder	100,000	100,000	100,000	0%
Gordon Jones	Stockholder	100,000	100,000	100,000	0%
Hugh Duncan	Stockholder	100,000	100,000	100,000	0%
Jill Feith	Stockholder	100,000	100,000	100,000	0%
Jim Joe McCullagh	Stockholder	100,000	100,000	100,000	0%
Jonathon Payne	Stockholder	100,000	100,000	100,000	0%
Jonathon Pearlstein	Stockholder	150,000	150,000	150,000	0%
Kelly Collins	Stockholder	50,000	50,000	50,000	0%
Kieran O’Brian	Stockholder	100,000	100,000	100,000	0%
Lea Treanor	Stockholder	100,000	100,000	100,000	0%
Lee Ann Shmit	Stockholder	100,000	100,000	100,000	0%
Lorenzo Martinez	Stockholder	100,000	100,000	100,000	0%
Marcia Pearlstein	Stockholder	100,000	100,000	100,000	0%
Margaret Brennan	Stockholder	100,000	100,000	100,000	0%
Margaret Rose Brennan	Stockholder	50,000	50,000	50,000	0%
Maribel Figueroa	Stockholder	100,000	100,000	100,000	0%
Mark Brown	Stockholder	100,000	100,000	100,000	0%
Mark Herald	Stockholder	100,000	100,000	100,000	0%
Marrin Rice	Stockholder	100,000	100,000	100,000	0%
Marzac Productions	Stockholder	100,000	100,000	100,000	0%
Michelle Ishio	Stockholder	100,000	100,000	100,000	0%
Rent-A-Hubby, Inc.	Stockholder	100,000	100,000	100,000	0%
Richard Labikas	Stockholder	100,000	100,000	100,000	0%
Rosalie Zweigel	Stockholder	100,000	100,000	100,000	0%
Tiffany Pearlstein	Stockholder	150,000	150,000	150,000	0%
Zachary Holland	Stockholder	100,000	100,000	100,000	0%
Total		4,650,000	4,650,000	4,650,000	0%

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares;

•	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock will be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer the common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against specified liabilities.

Our issued and outstanding common stock offered by this prospectus was originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Glast, Phillips & Murray, P.C., Houston, Texas.

EXPERTS

Our financial statements for the period from inception through November 30, 2006 included in this prospectus have been so included in reliance on the report of Moore & Associates, certified public accountants, given on that firm’s authority as experts in auditing and accounting.

REPORTS TO STOCKHOLDERS

We will furnish our stockholders with an annual report which describes the nature and scope of our business and operations for the prior year and which will contain a copy of our audited financial statements for our most recent fiscal year. In addition, we will furnish our stockholders with a proxy statement as required by the Securities Exchange of 1934, as amended, covering matters to be voted upon at our annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act of 1933, as amended, a registration statement on Form SB-2 with respect to the shares being offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549, as described above. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to Ecoland and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

Once this prospectus becomes effective, we will be subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-QSB and 10-KSB. Our executive officers, directors and beneficial owners of 10 percent or more of our common stock will also file reports relative to the acquisition or disposition of shares of our common stock or acquisition, disposition or exercise of our common share purchase options or warrants. These filings will be a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Further, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ecoland International Inc
(Formerly Guano Distributors, Inc )(A Development Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheet of Ecoland International Inc. (Formerly Guano Distributors, Inc) (A Development Stage Company) as of November 30, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception March 18, 2005 through November 30, 2006 and the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ecoland International Inc., (Formerly Guano Distributors, Inc) (A Development Stage Company) as of November 30, 2006 and the results of its operations and its cash flows from inception March 18, 2005 through November 30, 2006 and the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s lack of operations and net losses as of November 30, 2006 raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
January 22, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

ECOLAND INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS
	May 31,	November 30,
	2006	2006

CURRENT ASSETS

Cash	$38,835	$3,828
Accounts receivable	8,786	145
Prepaid expenses and deposits	1,307	—
Total Current Assets	48,928	3,973

FIXED ASSETS, Net	1,416	1,199
TOTAL ASSETS	$50,344	$5,172

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued liabilities	$2,772	$1,378
Notes payable	18,300	21,418
Notes payable - related parties	33,817	34,817
Total Current Liabilities	54,889	57,613

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock; 50,000,000 shares authorized,
at $0.001 per share, -0- shares issued and outstanding	—	—
Common stock; 500,000,000 shares authorized, at $0.001 par value,
44,650,000 shares issued and outstanding	44,650	44,650
Additional paid-in capital	88,365	88,365
Stock subscription receivable	-20,000	—
Deficit accumulated during the development stage	-117,560	-185,456
Total Stockholders’ Equity (Deficit)	-4,545	-52,441

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY (DEFICIT)	$50,344	$5,172

ECOLAND INTERNATIONAL, INC.
( A Development Stage Company)
Consolidated Statements of Operations

			From	From
			Inception of the	Inception of the
			Development	Development
			Stage on	Stage on
	For the six months	For the year	April 15	June 24,
	ended	ended	2005 Through	2005 Through
	November 30,	May 31,	May 31,	November 30,
	2006	2006	2005	2006

REVENUES	$14,040	$10,461	$—	$24,501

COST OF GOODS SOLD	3,025	21,057	—	24,082
GROSS PROFIT	11,015	(10,596)	—	419

EXPENSES

Depreciation and amortization	217	109	—	326
General and administrative	74,503	76,481	29,127	180,111
Total Expenses	74,720	76,590	29,127	180,437

LOSS FROM OPERATIONS	-63,705	-87,186	-29,127	-180,018

OTHER INCOME (EXPENSE)

Interest expense	-4,191	-1,247	—	(5,438)
Total Other Expenses	(4,191)	(1,247)	—	(5,438)

NET LOSS	$-67,896	$-88,433	$-29,127	$-185,456

BASIC LOSS PER SHARE	$-0.00	$-0.00	$-0.00

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	44,650,000	44,650,000	44,650,000

The accompanying notes are an integral part of these consolidated financial statements.

ECOLAND INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)

			Additional	Stock
	Common Stock		Paid-In	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit

Balance at inception on
March 15, 2005	—	$—	$—	$—	$—
Formation of wholly owned
Subsidiary	—	—	15	—	—
Net loss for the period from
inception on June 24, 2005
through May 31, 2005	—	—	—	—	(29,127)
Balance, May 31, 2005	—	—	15	—	(29,127)
Shares issued for services to
officer at $0.001 per share	40,000,000	40,000	—	—	—
Common shares issued for
services at $0.02 per share	650,000	650	12,350	—	—
Common shares issued for
cash at $0.02 per share	4,000,000	4,000	76,000	(20,000)	—
Net loss for the year ended
May 31, 2006	—	—	—	—	(88,433)
Balance, May 31, 2006	44,650,000	44,650	88,365	(20,000)	(117,560)

Stock subscription received	—	—	—	20,000	—

Net loss for the six months ended
November 30, 2006	—	—	—	—	(67,896)
Balance, November 30, 2006	44,650,000	$44,650	$88,365	$—	$(185,456)

The accompanying notes are an integral part of these consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization of Business

The Company was incorporated in the state of Nevada in 2005. In May 2006 the Company amended its articles of incorporation to increase the authorized common stock to 500,000,000 shares and 50,000,000 of “blank check” preferred shares. In June 2005 the Company acquired certain distribution rights from Sociaf, LDA an Angolan company, pertaining to Dry Bar Cave Bat Guano.

The Company is currently in the process of formulating business and strategic plans to process, package and market the guano world wide from the deposits in Angola.

The Company has not achieved significant revenues and is a development stage company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Fair Value of Financial Instruments

Fair value estimates are based upon certain market assumptions and pertinent information available to management as of November 30, 2006. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets of five years.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Income Per Share

SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share (“EPS”) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share. The Company had no potential common stock instruments which would result in a diluted loss per share. Therefore, diluted loss per share is equivalent to basic loss per share.

Revenue recognition

The Company recognizes revenue on an accrual basis as it invoices for product. The Company recognizes revenue after the product has been delivered, and collection is reasonably assured.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of:

	November 30,	May 31,
	2006	2006
Deferred tax assets
NOL Carryover	$42,003	$22,979

Valuation allowance	(42,003)	(22,979)
Net deferred tax asset	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the periods ended:

	November 30,	May 31,
	2006	2006

Book income (loss)	$(26,479)	$(34,489)
Common stock issued for services	—	5,070
Foreign subsidiary losses	11,305	6,440
Valuation allowance	15,174	22,979
	$—	$—

At November 30, 2006, the Company had net operating loss carry forwards of approximately $98,000 that may be offset against future taxable income through the year 2026. No tax benefit has been reported in the November 30, 2006 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

FASB Interpretation 46R “Consolidation of Variable Interest Entities”, as revised (FIN 46R), requires that variable interest entities created before December 31, 2003 be consolidated during the first interim period beginning after December 15, 2003. Accordingly, on January 1, 2004, we adopted FIN 46R. The initial application of FIN 46R will have no impact on the  Company’s financial statements.

In January, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, an amendment of FASB Statements No. 87, 88, and 106. The Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. The statement retains the disclosure requirements contained in FASB Statement No. 132, which it replaces, and requires additional annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Statement No. 132R requires us to provide disclosures in interim periods for pensions and other postretirement benefits. We adopted Statement No. 132R in the quarter ended March 31, 2004. The initial  application  of SFAS 132R will have no impact on the  Company’s financial statements.

In May 2004, the Financial Accounting Standards Board issued a staff position, FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". FSP 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug Improvement Act of 2003 for employers that sponsor postretirement healthcare plans that provide prescription drug benefits. We adopted FSP 106-2 in our fourth quarter beginning on July 1, 2004. The Medicare Prescription Drug Improvement Act of 2003 should result in improved financial results for employers that provide prescription drug benefits for their Medicare-eligible retirees. The Prescription Drug bill will have an estimated effect of reducing our postretirement liabilities by approximately 8%. The estimated reduction will be recognized over 14 years. The Prescription Drug bill reduced our expense for postretirement liabilities by approximately $140 for the fourth quarter of fiscal 2004.

In November 2004, the FASB issued SFAS No.  151, entitled "Inventory Costs - an amendment of ARB No. 43, Chapter 4."  This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials.  This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  The initial application of SFAS No. 151 will have no impact on the Company’s financial statements.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement  references the financial  accounting and reporting guidance for real  estate  time-sharing  transactions  that is  provided  in  AICPA Statement of  Position  04-2,  "Accounting  for Real  Estate  Time-Sharing Transactions." This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The initial application of SFAS No. 152 will have no impact on the Company’s financial statements.

In December 2004,  the FASB issued SFAS No. 153,  "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." This Statement eliminates the exception  for  nonmonetary  exchanges  of  similar  productive  assets and replaces it with a general  exception for exchanges of  nonmonetary  assets that do  not  have  commercial  substance.   A nonmonetary  exchange  has commercial substance if the future cash flows of the entity are expected to change significantly  as a  result  of the  exchange.  This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.

NOTE 2 -GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) financing current operations with funds obtained through equity offerings, and (2) planning and streamlining distribution operations with respect to the Company’s Angolan guano supply. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our articles of incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our articles of incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Nevada Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by the Ecoland International, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$500
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Total	$30,500

*	Estimated

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

On June 30, 2005, Ecoland issued to Capital Sense Ltd., formerly Robert Russell, 20,000,000 shares of common founders shares.

On September 7, 2005, Ecoland issued to David Wallace 20,000,000 shares of common stock in exchange for services rendered.

On April 3, 2006, Ecoland issued 100,000 shares of common stock to Annemarie Rogers for $2,000.

On April 4, 2006, Ecoland issued 50,000 shares of common stock to Dion Elliot for $1,000.

On April 4, 2006, Ecoland issued 100,000 shares of common stock to Mark Herald for $2,000.

On April 4, 2006, Ecoland issued 100,000 shares of common stock to Jonathon Payne for $2,000.

On April 4, 2006, Ecoland issued 50,000 shares of common stock to Dennis Rogers for $1,000.

On April 6, 2006, Ecoland issued 100,000 shares of common stock to Christopher Taylor for $2,000.

On April 7, 2006, Ecoland issued 100,000 shares of common stock to Cimmiron Capital for $2,000.

On April 7, 2006, Ecoland issued 150,000 shares of common stock to Dimi Dedes for $3,000.

On April 7, 2006, Ecoland issued 50,000 shares of common stock to Dion Elliot for $1,000.

On April 7, 2006, Ecoland issued 100,000 shares of common stock to Euro Swiss Equities for $2,000.

On April 7, 2006, Ecoland issued 150,000 shares of common stock to Ben McCormack for $3,000.

On April 7, 2006, Ecoland issued 100,000 shares of common stock to Dolares McCormack for $2,000.

On April 7, 2006, Ecoland issued 100,000 shares of common stock to Andrew Russell for $2,000.

On April 7, 2006 Ecoland issued 100,000 shares of common stock to Gordon Jones for $2,000.

On April 11, 2006, Ecoland issued 100,000 shares of common stock to Hugh Duncan for $2,000.

On April 12, 2006, Ecoland issued 100,000 shares of common stock to Donna Kelly for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of common stock to Mark Brown for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of common stock to Brendan Carroll for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of common stock to Colleen McKeown for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of common stock to Martin Rice for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of common stock to Ciaran Smith for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of common stock to Lea Treanor for $2,000.

On April 14, 2006, Ecoland issued 100,000 shares of common stock to Elisa Blackborough for $2,000.

On April 14, 2006, Ecoland issued 100,000 shares of common stock to Kieran O’Brian for $2,000.

On April 17, 2006, Ecoland issued 50,000 shares of common stock to Kelly Collins for $1,000.

On April 17, 2006, Ecoland issued 100,000 shares of common stock to Darren Rogers for $2,000.

On April 20, 2006, Ecoland issued 100,000 shares of common stock to Margaret Brennan for $2,000.

On April 20, 2006, Ecoland issued 100,000 shares of common stock to Jim Joe McCullagh for $2,000.

On April 20, 2006, Ecoland issued 100,000 shares of common stock to Alan Wright for $2,000.

On April 26, 2006, Ecoland issued 50,000 shares of common stock to Margaret Rose Brennan for $1,000.

On May 5, 2006, Ecoland issued 100,000 shares of common stock to Maribel Figueroa for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Bruce Feith for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Jill Feith for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Zachary Holland for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Marzac Productions for $2,000.

On May 8, 2006, Ecoland issued 150,000 shares of common stock to Jonathan Pearlstein for $3,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Marcia Pearlstein for $2,000.

On May 8, 2006, Ecoland issued 150,000 shares of common stock to Tiffany Pearlstein for $3,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Rent-A-Hubby, Inc. for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Dianne Shmit for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of common stock to Lee Ann Shmit for $2,000.

On May 10, 2006, Ecoland issued 100,000 shares of common stock to Lorenzo Martinez for $2,000.

On May 11, 2006, Ecoland issued 100,000 shares of common stock to Richard Labikas for $2,000.

On May 12, 2006, Ecoland issued 100,000 shares of common stock to Andrea Shustarich for $2,000.

On May 24, 2006, Ecoland issued 100,000 shares of common stock to Michelle Ishio for $2,000.

On May 24, 2006, Ecoland issued 100,000 shares of common stock to Rosalie Zweigel for $2,000.

The use of the proceeds from the sale of our securities were for general working capital needs.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act. All of the investors took their securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to accredited investors or sophisticated investors, as defined in the Securities Act with whom we had a direct personal preexisting relationship, and after a thorough discussion. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

ITEM 27.	EXHIBITS

Exhibit No.	Identification of Exhibit
2.1*	Amended and Restated Articles of Incorporation of Guano Distributors, Inc., filed May 18, 2006 with the Secretary of State of Nevada.
2.2*	Bylaws of Guano Distributors, Inc.
2.3*	Certificate of Amendment changing the name of the corporation to Ecoland International, Inc., filed June 28, 2006 with the Secretary of State of Nevada.
10.1*	Letter of Agreement between Guano Distributors, Inc. and Sociaf LDA dated May 11, 2005.
23.1**	Consent of Counsel.
23.2*	Consent of Independent Certified Public Accountants.

*	Filed herewith.
**	To be filed by amendment.

ITEM 28.	UNDERTAKINGS

The undersigned small business issuer registrant hereby undertakes:

1.    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)          Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       Include any additional or changed information on the plan of distribution.

2.    For determining liability under the Securities Act, the registrant will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, on February 1, 2007.

ECOLAND INTERNATIONAL, INC.

By:  /s/ David Wallace

David Wallace, Chief Executive Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Wallace	Chief Executive Officer,	February 1, 2007
DAVID WALLACE	Chief Financial Officer and Director